Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP
[New York Office]

June 30, 2005

Cincinnati Bell Inc.

7% Senior Notes Due 2015
8 3/8% Senior Subordinated Notes Due 2014
Form S-4 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel for Cincinnati Bell Inc., an Ohio corporation (the “Company”), and its subsidiaries BCSI Inc., a Delaware corporation, BCSIVA Inc., a Virginia corporation, BRFS LLC, a Delaware limited liability company, BRCOM Inc., a Delaware corporation, BRHI Inc., a Delaware corporation, BRWL, LLC, a Delaware limited liability company, BRWSVCS LLC, a Delaware limited liability company, Cincinnati Bell Any Distance Inc., a Delaware corporation, Cincinnati Bell Public Communications Inc., an Ohio corporation, Cincinnati Bell Wireless Holdings LLC, a Delaware limited liability company, Cincinnati Bell Wireless Company, an Ohio corporation, Cincinnati Bell Telecommunication Services LLC, an Ohio limited liability company, Cincinnati Bell Entertainment Inc. (f/k/a ZoomTown.com Inc.), an Ohio corporation, Cincinnati Bell Complete Protection Inc., an Ohio corporation, Cincinnati Bell Technology Solutions Inc., an Ohio corporation, IXC Business Services, LLC, a Delaware limited liability company, and IXC Internet Services, Inc., a Delaware corporation (collectively, the “Guarantors” and, together with the Company, the “Registrants”) in connection with the filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the issuance and exchange of up to (i) $250,000,000 aggregate principal amount of new 7% Senior Notes due 2015 (the “New Senior Notes”) for a like principal amount of outstanding 7% Senior Notes due 2015, which have certain transfer restrictions (the “Original Senior Notes”) and (ii) $100,000,000 aggregate principal amount of new 8 3/8% Senior Subordinated Notes due 2014 (the “New Senior Subordinated Notes” and,

together with the New Senior Notes, the “New Notes”) for a like principal amount of outstanding 8 3/8% Senior Subordinated Notes due 2014, which have certain transfer restrictions (the “Original Senior Subordinated Notes” and, together with the Original Senior Notes, the “Original Notes”). The New Senior Notes are to be issued pursuant to the indenture dated as of February 16, 2005 (the “Senior Notes Indenture”), among the Registrants and The Bank of New York, as trustee (the “Trustee”). The New Senior Subordinated Notes are to be issued pursuant to the indenture dated as of November 19, 2003, as supplemented to the date hereof (the “Senior Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures”), among the Registrants and the Trustee.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including each of the Indentures and the resolutions adopted by each of the Delaware Subsidiaries (as defined below) on February 1, 2005.

     Based on the foregoing, we are of opinion as follows:

     1. Each of the Indentures has been duly authorized, executed and delivered by BCSI Inc., BRFS LLC, BRCOM Inc., BRHI Inc., BRWL, LLC, BRWSVCS LLC, Cincinnati Bell Any Distance Inc., Cincinnati Bell Wireless Holdings LLC, IXC Business Services, LLC and IXC Internet Services, Inc. (collectively, the “Delaware Subsidiaries”). The guarantees to be endorsed on each of the New Notes (collectively, the “Guarantees”) by each of the Delaware Subsidiaries have been duly authorized by the applicable Delaware Subsidiary.

     2. Assuming the due authorization, execution and delivery thereof by each party thereto (other than the Delaware Subsidiaries), each of the Indentures constitutes a legal, valid and binding obligation of each of the Registrants, enforceable against each of them in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

     3. Assuming that each of the New Notes have been duly authorized by each party thereto, when executed and authenticated in accordance with the provisions of the applicable Indenture and delivered in exchange for the related series of Original Notes, each of the New Notes will constitute legal, valid and binding obligations of each of the Registrants, entitled to the benefits of the applicable Indenture and enforceable against each of the Registrants in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 3, we have assumed, with your consent, that the form of each series of the New Notes will conform to that included in the applicable Indenture.

     4. Assuming that the Guarantees have been duly authorized by the Guarantors (other than the Delaware Subsidiaries), when the New Notes have been issued, executed and authenticated in accordance with the provisions of the applicable Indenture and delivered in exchange for the related series of Original Notes, the Guarantees of each Guarantor of the New Notes will constitute legal, valid and binding obligations of each Guarantor, entitled to the benefits of the applicable Indenture and enforceable against each Guarantor in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 4, we have assumed, with your consent, that the form of Guarantee to be endorsed on each New Note will conform to that included in the applicable Indenture.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of the State of Ohio.

     We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the New Notes from you) or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cincinnati Bell Inc.
     201 East Fourth Street
          Cincinnati Ohio 45202